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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY







              ---------------------------------------

               WILLIAM STEINER,

                              Plaintiff,                      C.A. No. 18005NC


                      - v. -


              PATRICK L. BEACH, W. ROSS MARTIN,
              H. REID SHERARD, RICHARD J. PETERS,
              CREED L. FORD, III, WILLIAM H.
              KRUL, II, LEE C. HOWLEY, ALBERT T.
              ADAMS, WILLIAM J. CHADWICK, CAPTEC NET
              LEASE REALTY ADVISORS, INC., CAPTEC
              FINANCIAL GROUP, INC. and
              CAPTEC NET LEASE REALTY, INC.,

                          Defendants.
              ---------------------------------------


                                   COMPLAINT


       Plaintiff alleges upon personal knowledge as to his own acts and upon information and belief as to all other matters, as follows;

                              NATURE OF THE ACTION

       1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants herein and any entity related to or affiliated with defendants, who own shares of the common stock of Captec Net Lease Realty, Inc. ("Captec" or the "Company") for injunctive and other appropriate relief in connection with a proposed transaction pursuant to which the Company will be reorganized, financially restructured, and no longer able to do business as a real estate investment trust






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("REIT"). As part of the transaction, Captec will merge with two private companies owned or controlled by Captec management, defendants Captec Financial Group, Inc. ("Financial Group") and Captec Net Lease Realty Advisors, Inc. ("Realty Advisors"). Defendants have agreed to the transaction despite the fact that the terms overvalue management's privately held companies to the detriment of Captec's public stockholders and the transaction will shift control of Captec to Captec Management without maximizing value for Captec's public shareholders.

       2. Alternatively, in the event that the transaction is consummated, plaintiff seeks to recover damages caused by the breaches of fiduciary duties owed by defendants to plaintiff and the Class.


                                    PARTIES



       3. Plaintiff is and, at all relevant times, has been, the owner of shares of Captec's common stock.

       4. Captec is a Delaware corporation. Captec is an operating REIT that invests in long-term net leased restaurant and retail properties.

       5. Defendant Patrick L. Beach ("Beach") is and has been, at all relevant times, President, Chief Executive Officer, and Chairman of the Board of Captec. Beach owns or controls approximately 6.5% of Captec's outstanding stock. Beach controls Financial Group and Realty Advisors.


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       6.     Defendant W. Ross Martin ("Martin"), is and has been, at all relevant times, an Executive Vice President, Chief Financial Officer, Treasurer, and a Director of Captec. Martin owns or controls approximately 3.2% of Captec's outstanding stock. Martin is a well-compensated principal of Financial Group and Realty Advisors.

       7. Defendant H. Reid Sherard ("Sherard"), is and has been, at all relevant times, a Senior Vice President and a Director of Captec. Sherard also is a well-compensated principal of Financial Group and Realty Advisors.

       8. Creed L. Ford, III, ("Ford") is and has been, at all relevant times, a director of Captec. Ford is Chief Executive Officer of Kona Restaurant Group, which is a lessee of four Captec properties. 1999 total rents for these properties were expected to be $750,000. Despite this substantial business relationship, Ford was a member of the purportedly independent committee formed to consider the self-dealing transaction which is challenged in this action.

       9. Albert T. Adams ("Adams"), is and has been, at all relevant times, a director of Captec. Adams is a partner at Baker & Hostetler LLP, which provides legal services to Captec. Despite the on-going legal representation, Adams was a member of the purportedly independent committee formed to consider the self-dealing transaction which is challenged in this litigation.

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       10.    Defendant Richard J. Peters, William H. Krul, II, Lee C. Howley,
and William J. Chadwick are and have been, at all relevant times, directors of Captec.

       11. The Individual Defendants, by reason of their corporate directorships and/or executive positions, stand in a fiduciary position relative to the Company's public shareholders and owe them the highest obligations of good faith, loyalty and care.

                            CLASS ACTION ALLEGATIONS

       12. Plaintiff brings this action on his own behalf and as a class action on behalf of all stockholders of the Company (except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants,) who are threatened with injury arising from defendants' actions complained of herein.

       13.    This action is properly maintainable as a class action because:

              (a) The Class is so numerous that joinder of all members is impracticable. Approximately 9.5 million shares of the Company's common stock are held by hundreds of stockholders of record and many more beneficial owners;

              (b) There are questions of law and fact common to the Class including, inter alia, whether:




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                     (i)    defendants have breached and will continue to breach
their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

                     (ii) the proposed transaction is unfair to Captec's public shareholders and;

                     (iii) plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated.

              (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class.

              (d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendant, or adjudications with respect to individual members of the Class which, as a practical matter, would be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

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              (e)    Defendants have acted, or refused to act, on grounds
generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                             SUBSTANTIVE ALLEGATIONS

       14. On December 20, 1999, Captec announced a series of transactions (the "Transaction") designed to reorganize the Company, principally changing it from a REIT to a C corporation. As a C corporation, Captec would no longer be required to distribute 95 percent of its taxable income to its shareholders. The immediate effect will be a reduction of shareholder's dividends by approximately 71%.

       15. The Transaction provides that Captec will merge with the privately-held Financial Group and Realty Advisors, which are both owned by Beach and other members of Captec's senior management. As part of the Transaction, shares of Captec will be exchanged for equity interests in Financial Group, and Captec also will forgive an $11 million loan that Captec made to Financial Group. Additionally, Captec will issue 2.75 million common shares to its public shareholders and cash payments of $2.5 million to certain institutional warrant holders. Captec will issue an additional 2.0 million common shares, payable solely to management pursuant to an earn-out agreement, if it achieves certain performance targets.



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       16.    Financial Group is grossly overvalued to the detriment of Captec's public stockholders. Financial Group has continually lost money and is dependent solely upon the $11 million loan from Captec for its survival. Captec's public shareholders are receiving little, if anything, in exchange for the forgiveness of the $11 million loan to Financial Group.

       17. Beach, Martin and Sherard, along with other Captec employees, will continue to act as the senior management team of the newly-constituted public company. Beach, Martin and Sherard will increase their ownership in Captec to almost 35%, vesting complete, effective working control in them. Notwithstanding this shift in control, defendants have failed to explore strategic alternatives which would maximize value for Captec's public shareholders.

       18. The Company announced that the transaction was considered by a purportedly independent committee of Captec directors other than Beach, Martin, and Sherard. At a minimum, the independence of the committee was compromised by the presence of Messrs. Ford and Adams who were not independent from the interests of senior management.

       19. Since the announcement of the proposed transaction that will benefit Beach and other members of Captec management, the Company's stock price has continually declined, most recently trading at $8.75 per share.

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       20.    The consideration offered is unfair and inadequate, and offers no advantage to any stockholder other than the senior management. Further, this transaction is essentially a financial work-out for Financial Group that favors the interests of senior management to the exclusion of strategic alternatives that would favor the interests of the public stockholders such as an arm's-length, third party transaction.

       21. By reason of all of the foregoing, defendants have breached their fiduciary duties to the Class by favoring senior management over Captec's public shareholders and by failing to maximize shareholder value in a change of control transaction.

       22. As a result of defendants' wrongdoing, plaintiff and the Class will be irreparably damaged. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in foisting an unfair and harmful transaction on Class members to the irreparable harm of the Class.

       23.    Plaintiff and the Class have no adequate remedy of law.

       WHEREFORE, plaintiff prays for judgment and relief as follows:

              a. declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;


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              b.     preliminarily and permanently enjoining defendants and
their counsel, agents, employees, and all persons acting under, in concert with, or for they, from proceeding with or implementing the proposed Transaction;

              c. in the event the Transaction is consummated, rescinding it and setting it aside;

              d. awarding the Class compensatory damages against defendants, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

              e. awarding plaintiff his costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

              f. granting such other and further relief as may be just and proper.


                                       ROSENTHAL MONHAIT GROSS
                                          & GODDESS, P.A.


                                       By:        [SIG]
                                          ---------------------------------
                                           Mellon Bank Center
                                           919 Market Street
                                           Wilmington, Delaware 19899
                                           (302) 656-4433

         Of Counsel:

         WECHSLER HARWOOD HALEBIAN
           & FEFFER LLP
         468 Madison Avenue
         New York, New York 10022
         (212) 935-7400

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